As filed with the Securities and Exchange Commission on July 1, 2021
Registration No. 333-253002

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Post-Effective Amendment No. 1
on Form S-8, to Form S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

SVB Financial Group
(Exact name of registrant as specified in its charter)

Delaware	91-1962278
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

3003 Tasman Drive, Santa Clara, California	95054
(Address of Principal Executive Offices)	(Zip Code)

Boston Private Financial Holdings, Inc. 2020 Omnibus Incentive Plan
Boston Private Financial Holdings, Inc. 2010 Inducement Stock Plan (as amended)
Boston Private Financial Holdings, Inc. Amended and Restated 2009 Stock Option and Incentive Plan
Boston Private Financial Holdings, Inc. 2009 Stock Option and Incentive Plan
(Full title of the plans)

Greg W. Becker
President & Chief Executive Officer
SVB Financial Group
3003 Tasman Drive, Santa Clara, California 95054
(408) 654-7400
(Name and address, and telephone number, including area code, of agent for service)

Copy to:
H. Rodgin Cohen, Esq.
Jared M. Fishman, Esq.
Sullivan & Cromwell LLP
125 Broad Street
New York, NY 10004
(212) 558-4000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.			☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered(1)	Amount to be Registered(2)	Proposed Maximum Offering Price Per Share(3)	Proposed Maximum Aggregate Offering Price(3)	Amount of Registration Fee(3)
Common Stock, $0.001 par value per share	99,000	N/A	N/A	N/A
(1)
This Post-Effective Amendment No. 1 on Form S-8 (this “Registration Statement”) covers shares of common stock, par value $0.001 per share (“Common Stock”), of SVB Financial Group, originally registered on its Registration Statement on Form S-4 (No. 333-253002), as filed with the Securities and Exchange Commission on February 11, 2021 (as amended, the “Form S-4”), to which this filing is a post-effective amendment. In accordance with Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall be deemed to cover any additional securities that may from time to time be offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2)	Represents (a) 61,500 shares of Common Stock issuable pursuant to the Boston Private Financial Holdings, Inc. 2020 Omnibus Incentive Plan (the “2020 Plan”), (b) 4,500 shares of Common Stock issuable pursuant to the Boston Private Financial Holdings, Inc. 2010 Inducement Stock Plan, as amended (the “2010 Plan”), (c) 32,500 shares of Common Stock issuable pursuant to the Boston Private Financial Holdings, Inc. Amended and Restated 2009 Stock Option and Incentive Plan (the “Amended 2009 Plan”) and (d) 500 shares of Common Stock issuable pursuant to the Boston Private Financial Holdings, Inc. 2009 Stock Option and Incentive Plan (the “2009 Plan”).

(3)	The registration fee in respect of these shares of Common Stock was previously paid at the time of filing the Form S-4.

EXPLANATORY NOTE

SVB Financial Group (the “Company” or “registrant”) hereby amends its Registration Statement on Form S-4 (File No. 333-253002) filed with the Securities and Exchange Commission (the “Commission”) on February 11, 2021, as amended by Amendment No. 1 filed with the Commission on March 16, 2021 (the “Form S-4”), by filing this Post-Effective Amendment No. 1 on Form S-8 (the “Registration Statement”).

The Company filed the Form S-4 in connection with the transaction contemplated by that certain Agreement and Plan of Merger, dated as of January 4, 2021 (the “Merger Agreement”), by and between the Company and Boston Private Financial Holdings, Inc. (“Boston Private”), pursuant to which, on July 1, 2021, Boston Private merged with and into the Company (the “Merger”), with the Company surviving the Merger.

Pursuant to the terms of the Merger Agreement, at the effective time of the Merger (the “Effective Time”), certain outstanding stock options, restricted stock unit awards and performance-based restricted stock unit awards (collectively, the “Legacy Boston Private Awards”) granted under the 2020 Plan, the 2010 Plan, the Amended 2009 Plan and the 2009 Plan (collectively, the “Legacy Boston Private Plans”) were converted into corresponding awards with respect to shares of the Company’s Common Stock. This Registration Statement is being filed for the purpose of registering under the Securities Act, 99,000 shares of Common Stock issuable following the Merger upon the exercise, vesting or settlement of the converted Legacy Boston Private Awards originally granted under the Legacy Boston Private Plans to current employees of the Company that, immediately prior to the Effective Time, were employees of Boston Private. All such shares were previously registered on the Form S-4 but will be subject to issuance pursuant to this Registration Statement.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The document or documents containing the information specified in Part I are not required to be filed with the Commission as part of this Registration Statement and will be sent or given to participants as specified by Rule 428(b)(1) under the Securities Act.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.    Incorporation of Documents by Reference.

The Company is subject to the informational and reporting requirements of Sections 13(a), 13(c), 14, and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and in accordance therewith files reports, proxy statements and other information with the Commission. The following documents, which are on file with the Commission, are incorporated in this Registration Statement by reference:

a.the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020, filed on March 1, 2021;

b.the Company’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2021, filed on May 10, 2021;

c.the Company’s Current Reports on Form 8-K (other than portions of those documents deemed to be furnished and not filed) filed on January 4, 2021, January 8, 2021, January 21, 2021, February 2, 2021, March 22, 2021, March 25, 2021, April 14, 2021, April 22, 2021, April 26, 2021 and May 13, 2021; and

d.the description of the Company’s Common Stock contained in the Registration Statement on Form 8-A filed on April 23, 1987, including any amendment or report filed for the purpose of updating such description.

All documents subsequently filed by the registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (excluding information deemed to be furnished and not filed with the Commission), prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of the filing of such documents. Any statement contained in this Registration Statement or a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.    Description of Securities

Not applicable.

Item 5.    Interests of Named Experts and Counsel.

The validity of the securities offered hereby has been passed upon for the Company by Sullivan & Cromwell LLP, its counsel.

Item 6.    Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law (the “DGCL”) provides that a corporation may indemnify its directors and officers, as well as other employees and individuals, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement in connection with specified actions, suits or proceedings, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation – a “derivative action”), if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys’ fees) actually and reasonably incurred in connection with the defense or settlement of such action, and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise. Article VIII, Sections 1 and 2 of the Company’s Amended and Restated Bylaws provide for indemnification of each officer, director, employee and agent of the Company to the fullest extent permitted by the DGCL.

Additionally, Section 102(b)(7) of the DGCL provides that a certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. Article Ninth of the Company’s Amended and Restated Certificate of Incorporation limits the liability of directors to the fullest extent permitted by Section 102(b)(7).

Section 145 of the DGCL also permits a corporation to purchase and maintain insurance on behalf of its directors and officers, as well as other employees and individuals against any liability asserted against or incurred by such person in connection with or arising out of such person’s capacity with the corporation, regardless whether the corporation could permissibly indemnify any such person against such liability. Article VIII Section 3 of the Company’s By-laws permits the Company to provide liability insurance for its directors and officers providing for coverage against loss from claims made against directors and officers in their capacity as such, including in certain instances when the Company could not itself indemnify the directors and officers. The Company has purchased this insurance for its directors and officers.

The Company has entered into indemnification agreements with each of its current directors and executive officers. These agreements provide the Company’s directors and executive officers with additional protection regarding the scope of the indemnification set forth in the Company’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws.

Item 8.    Exhibits.

The Exhibit Index immediately preceding the exhibits is incorporated herein by reference.

Item 9.     Undertakings.

The undersigned registrant hereby undertakes:

1.To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

a.To include any prospectus required by Section 10(a)(3) of the Securities Act;

b.To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

c.To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

2.That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4.The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

5.Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Santa Clara, State of California, on this 1st day of July, 2021.

SVB Financial Group

By:	/s/ GREG W. BECKER
Greg W. Becker
President, Chief Executive Officer and Director

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

*	Chairman of the Board of Directors and Director	July 1, 2021
Roger F. Dunbar

/s/ GREG W. BECKER	President, Chief Executive Officer and Director	July 1, 2021
Greg W. Becker	(Principal Executive Officer)

/s/ DANIEL J. BECK	Chief Financial Officer	July 1, 2021
Daniel J. Beck	(Principal Financial Officer)

/s/ KAREN HON	Chief Accounting Officer	July 1, 2021
Karen Hon	(Principal Accounting Officer)

*	Director	July 1, 2021
Eric A. Benhamou

*	Director	July 1, 2021
John S. Clendening

*	Director	July 1, 2021
Richard D. Daniels

*	Director	July 1, 2021
Alison Davis

*	Director	July 1, 2021
Joel P. Friedman

*	Director	July 1, 2021
Jeffrey N. Maggioncalda

*	Director	July 1, 2021
Beverly Kay Matthews

	*	Director	July 1, 2021
Mary J. Miller

	*	Director	July 1, 2021
Kate D. Mitchell

	*	Director	July 1, 2021
Garen K. Staglin

*By:	/s/ GREG W. BECKER
Greg W. Becker
Attorney-in-fact
July 1, 2021

EXHIBIT INDEX

Number	Description

4.1	Amended and Restated Certificate of Incorporation of SVB Financial Group (incorporated by reference to Exhibit 3.1 to the Current Report on Form 10-Q filed with the Commission May 9, 2019)

4.2
Amended and Restated Bylaws of SVB Financial Group, amended and restated as of February 19, 2019 (incorporated by reference to Exhibit 3.2 to the Current Report on Form 8-K filed with the Commission February 20, 2019)

4.3
Boston Private Financial Holdings, Inc. 2020 Omnibus Incentive Plan (incorporated by reference to Exhibit 99.1 to the Registration Statement on Form S-8 of Boston Private, filed with the Commission April 28, 2020)

4.4
Boston Private Financial Holdings, Inc. 2010 Inducement Stock Plan (incorporated by reference to Exhibit 99.1 to the Registration Statement on Form S-8 of Boston Private, filed with the Commission June 23, 2010)

4.5
Boston Private Financial Holdings, Inc. Amended and Restated 2009 Stock Option and Incentive Plan (incorporated by reference to Exhibit 99.1 to the Current Report on Form 8-K filed with the Commission April 17, 2014)

4.6
Boston Private Financial Holdings, Inc. 2009 Stock Option and Incentive Plan, as amended (incorporated by reference to Exhibit 99.1 to the Registration Statement on Form S-8 of Boston Private, filed with the Commission May 14, 2009)

5.1	Opinion of Sullivan & Cromwell LLP as to the validity of the Common Stock

23.1	Consent of KPMG LLP

23.2	Consent of Sullivan & Cromwell LLP (included in the opinion filed as Exhibit 5.1)

24.1
Power of Attorney (previously filed as Exhibit 24.1 to the Registration Statement on Form S-4 (no. 333-253002), filed February 11, 2021 included on the signature page with respect to certain Directors and Officers)